Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of November 13, 2020 (the “Effective Date”) by and between Kyle Lomeli (“you”) and CarGurus, Inc. (“CarGurus” or the “Company”).

1.

Services. During the Consulting Period (as defined below), you will be available on an as-needed basis to respond to emails and phone calls from, and engage in discussions with, CarGurus employees relating to the services that you provided to CarGurus during your employment at CarGurus (the “Services”) in a manner consistent with the standards you maintained when employed by CarGurus. Your point of contact for the Services is Sam Zales.

2.

Term. The period during which you shall provide Services to CarGurus hereunder shall commence on the date that your employment with the Company terminates and shall continue in effect through February 14, 2022 (the “Consulting Period”). Upon termination of this Agreement, CarGurus shall have no further obligations to you under this Agreement or otherwise.

3.

Fees. As full and complete consideration for your provision of the Services, the Company will enter into a Restricted Stock Unit Agreement in the form attached hereto that contemplates the grant of 45,411 restricted stock units during the Consulting Period in accordance with the terms specified therein. You shall be responsible for any expenses that you may incur in connection with the Services during the Consulting Period.

4.	Non-Competition Agreement.
a.

In view of the unique nature of the business of the Company and the need of the Company to maintain its competitive advantage, and in order to protect the Company’s confidential and/or proprietary information, trade secrets, goodwill, and other legitimate business interests, you hereby agree as part of the Agreement that, during the Consulting Period, you shall not, directly or indirectly, within the United States of America or within any other country in the world, engage in, own an interest in (except as a holder of no more than five percent (5%) of the shares of any publicly traded corporation), be employed by, consult for, act as an advisor to, or otherwise in any way participate in or become associated with, any Competitive Business (as defined below) or any corporation, partnership, limited liability company, business, enterprise, venture or other person or entity that is engaged or participates in any Competitive Business (each, a “Competitive Business Entity”).

b.

“Competitive Business” shall mean any business that offers a website that allows visitors to do any of the following: (1) research automobiles or automotive products or services, (2) obtain or provide reviews of automobiles, automobile dealers or automotive products or services, or (3) search for or purchase automobiles or automotive products or services.

c.

The restricted time periods provided for in this Section of this Agreement shall be extended for a period of time equal to any period of time in which you are in violation of any provision of this Agreement and any period of time required for litigation to enforce the provisions of this Agreement. If at any time the provisions of this Agreement shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement  shall be considered divisible and shall become and be automatically amended to apply only to such area, duration and scope of activity as shall be determined to be reasonable by the court or other body having jurisdiction over the matter; and you agree that this

Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
d.

You agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and that the Company is, therefore, without an adequate legal remedy in the event of your violation of any of the covenants set forth in this Agreement. You agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to the Company, each of the covenants made by you under this Agreement shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that the Company post a bond or that the Company prove any damages. You hereby agree, in connection with any action or proceeding to enforce any provisions of this Agreement, to waive any claim or defense that the Company has an adequate remedy at law.

5.

Cooperation. You further agree that during the Consulting Period and thereafter, you will cooperate fully with the Company in the defense or prosecution of any government investigations and any government or third-party claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees.  Your cooperation in connection with such claims or actions shall include your being available, within reason given the constraints of personal commitments, future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company.  You further agree that should an individual representing a party adverse to the business interests of the Company (including, without limitation, anyone threatening any form of legal action against the Company) contact you (directly or indirectly), you will promptly (within 48 business hours) inform the General Counsel in writing of that fact, unless prohibited from doing so under court order.

6.

Independent Contractor Status. You agree that it is your responsibility to pay all related and applicable federal and state income tax withholding, social security taxes, and unemployment or disability insurance.  You acknowledge that you are an independent contractor and nothing in this Agreement shall be construed as a contract of employment between you and CarGurus. You shall control the manner, means and methods by which you conduct your activities under this Agreement, as long as you fulfill your obligations under this Agreement. You shall defend, indemnify and hold harmless CarGurus and its directors, officers, employees and agents from and against all allegations, claims, actions, demands, damages, liabilities, obligations, losses, settlements, judgments, costs and expenses (including without limitation attorneys’ fees and costs) that arise out of, relate to, or result from, any act or omission of gross negligence or willful misconduct of yours under this Agreement.

7.

General. If any court of competent jurisdiction declares or determines any provision of this Agreement to be illegal or invalid, then the validity of the remaining parts, terms or provisions will not be affected.  This Agreement constitutes the entire understanding between you and CarGurus with respect to its subject matter. This Agreement may be amended, modified or waived only in writing signed by both you and CarGurus. This Agreement, the Services and all rights hereunder are unique and personal to you and may not be transferred or assigned by you at any time. This Agreement shall be governed and interpreted in accordance with, and the rights of the parties shall be determined by, the laws of the Commonwealth of Massachusetts, without application of conflict of law principles. The state or federal courts located within the Commonwealth of Massachusetts shall have exclusive jurisdiction over any dispute arising out of this Agreement.

CARGURUS, INC.CONSULTANT

By: /s/ Andrea EldridgeBy: /s/ Kyle Lomeli

Name: Andrea Eldridge      Kyle Lomeli

Title: Chief People Officer

OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of November 13, 2020 (the “Date of Grant”), is delivered by CarGurus, Inc. (the “Company”) to Kyle Lomeli (the “Participant”).

RECITALS

The CarGurus, Inc.  Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of restricted stock units.  The Committee has decided to make this grant of restricted stock units as an inducement for the Participant to promote the best interests of the Company and its stockholders.  The Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan, which is available by accessing the Company’s intranet at https://cargurus.atlassian.net/wiki/spaces/HR/overview.  Paper copies of the Plan and the official Plan prospectus are available by contacting the Senior Vice President, General Counsel of the Company at 617.315.4900 or legal@cargurus.com.  This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan.  Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.

1.Grant of Stock Units.  Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants the Participant 45,411 restricted stock units, subject to the restrictions set forth below and in the Plan (the “Stock Units”).  Each Stock Unit represents the right of the Participant to receive a share of Class A common stock of the Company (“Company Stock”) on the applicable payment date set forth in Section 5 below.

2.Stock Unit Account.  Stock Units represent hypothetical shares of Company Stock, and not actual shares of stock.  The Company shall establish and maintain a Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Stock Units granted to the Participant.  No shares of Company Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the Stock Unit account.  The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit account established for the Participant.

3.Vesting.

(a)The Stock Units shall become vested according to the following schedule or on the next business day if such date is not a business day (each, a “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until the applicable Vesting Date listed below:

Vesting Date	Vested Stock Units
August 14, 2021	15,137
November 14, 2021	15,137
February 14, 2022	15,137

(b)The vesting of the Stock Units shall be cumulative, but shall not exceed 100% of the Stock Units.  If the foregoing schedule would produce fractional Stock Units, the number of Stock Units that vest shall be rounded down to the nearest whole Stock Unit and the fractional Stock Units will be accumulated so that the resulting whole Stock Units will be included in the number of Stock Units that become vested on the last Vesting Date.

(c)Except as otherwise provided in a written employment agreement or severance agreement entered into by and between the Participant and the Employer, in the event of a Change of Control before all of the Stock Units vest in accordance with Section 3(a) above, the provisions of the Plan applicable to a Change of Control shall apply to the Stock Units.  In the event of a Change of Control, whether or not the Company is the surviving corporation or survives only as a subsidiary of another corporation, the Committee may take such actions with respect to the vesting of the Stock Units as it deems appropriate pursuant to Section 13 of the Plan, including (i) requiring the that the Stock Units be assumed by, or replaced with an award that has comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation),  (ii) if the Stock Units are assumed by, or replaced with an award that has comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), providing for accelerated vesting in connection with the Participant’s termination of employment upon or following the Change of Control, (iii) providing for full vesting acceleration in connection with the Change of Control or (iv) providing for payment in settlement of the outstanding Stock Units, in such amount and form as may be determined by the Committee.

4.Termination of Stock Units.  If the Participant ceases to be employed by, or provide service to, the Employer for any reason before all of the Stock Units vest, any unvested Stock Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service.  No payment shall be made with respect to any unvested Stock Units that terminate as described in this Section 4.

5.Payment of Stock Units.

(a)If and when the Stock Units vest, the Company shall issue to the Participant one share of Company Stock for each vested Stock Unit, subject to applicable Withholding Taxes (as defined below).  Payment shall be made within 30 days after the applicable Vesting Date.

(b)All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required by law to be withheld for any federal (including FICA), state, local and other taxes, with respect to the payment of the Stock Units (“Withholding Taxes”).  The Participant: (i) has elected to sell shares of Company Stock in an amount having an aggregate Fair Market Value equal to the Withholding Taxes, and to allow the Company’s designated broker (the “Broker”) to remit the cash proceeds of such sale to the Employer (a “Sell to Cover”) and (ii) directs the Employer to make a cash payment to satisfy the Withholding Taxes from the cash proceeds of such sale directly to the appropriate taxing authorities. Notwithstanding the foregoing in this Section 5(b) and subject to the requirements of applicable law, to the extent permitted by the Committee or its designee, in its sole discretion, the Employer may collect the applicable Withholding Taxes pursuant to net share settlement by providing that at the time of payment in accordance with Section 5(a) above, the number of shares issued to the Participant shall be reduced by a number of shares of Company Stock with a Fair Market Value (measured as of the Vesting Date) equal to an amount of the Withholding Taxes with respect to the payment of the Stock Units, unless the Participant provides a payment to the Employer to cover such Withholding Taxes, in accordance with procedures established by the Employer.  To the extent the Sell to Cover or net share settlement, if applicable, does not cover all Withholding Taxes due , the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any Withholding Taxes that the Employer is required to withhold with respect to the Stock Units.  Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable withholding amount for Withholding Taxes.

(c)The obligation of the Company to deliver Company Stock shall also be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.  The issuance of shares to the Participant pursuant to this Agreement is subject to any applicable Withholding Taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

6.No Stockholder Rights; Dividend Equivalents.  Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, including voting or dividend rights, until certificates for shares have been issued upon payment of Stock Units.  The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to Stock Units.  Notwithstanding the foregoing, the Participant shall be entitled to accrue Dividend Equivalents on the shares underlying the Stock Units prior to the Vesting Date, which shall be credited to the Stock Unit account for the Participant and will be paid or distributed in the form of shares Company Stock when the shares underlying the Stock Units vest and are issued in accordance with this Agreement.

7.Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and payment of the Stock Units are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to Withholding Taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company and (d) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8.No Employment or Other Rights.  The grant of the Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

9.Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution.  In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Participant, and the Stock Units and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Participant’s consent.

10.Applicable Law; Jurisdiction.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.  Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the

District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Boston, Massachusetts, and the jurisdiction of such court in any such proceeding shall be exclusive.  Notwithstanding the foregoing sentence, on and after the date a Participant receives shares of Company Stock hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.

11.Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Senior Vice President, General Counsel, with copy to the Chief Financial Officer, at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer, or to such other address as the Participant may designate to the Employer in writing.  Any notice shall be delivered by hand, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.

12.Recoupment Policy.  The Participant agrees that, subject to the requirements of applicable law, if the Participant breaches any restrictive covenant agreement between the Participant and the Employer or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within 12 months thereafter, the Stock Units shall terminate, and the Company may rescind delivery of shares upon payment of the Stock Units, as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (a) the Participant shall return to the Company the shares received upon payment of the Stock Units or, (b) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of any restrictive covenant agreement or activity constituting Cause), net of the price originally paid by the Participant for the shares, if applicable.  The Participant agrees that payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer.  In addition, the Participant agrees that the Stock Units shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or imposed under applicable rule or regulation from time to time.

13.Application of Section 409A of the Code.  This Agreement is intended to be exempt from section 409A of the Code under the “short-term deferral” exception and to the extent this Agreement is subject to section 409A of the Code, it will in all respects be administered in accordance with section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused an officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

CARGURUS, INC.

/s/ Andrea Eldridge

Name: Andrea Eldridge

Title: Chief People Officer

I hereby accept the award of Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby agree that all decisions and determinations of the Committee with respect to the Stock Units shall be final and binding.

11/13/2020/s/ Kyle Lomeli

Date:Kyle Lomeli